Exhibit 99(i)

news release	Great Lakes Chemical Corporation 9025 North River Road, Suite 400 Indianapolis, IN 46240 USA

Telephone: (1) 317 715 3000 Facsimile: (1) 317 715 3060 www.greatlakes.com

FOR IMMEDIATE RELEASE
(Issued March 17, 2004)

 GREAT LAKES AND OXYCHEM FORM
ANTIMONY OXIDE JOINT VENTURE

INDIANAPOLIS, INDIANA—Great Lakes Chemical Corporation (NYSE:GLK) and Laurel Industries, Inc., a part of the chemicals operations (“OxyChem”) of Occidental Petroleum Corporation, will combine their antimony businesses as part of a joint venture to develop, produce, and market antimony-based flame retardants, synergists, and catalysts, the companies announced today.

Great Lakes and OxyChem will both hold a 50 percent stake in the new company, which will operate under the name GLCC Laurel LLC. The transaction, expected to be completed by the end of April, includes the antimony oxide and synergists manufacturing assets, intellectual property, and customer lists for both Great Lakes and Laurel. Great Lakes will act as the managing partner with responsibility for sales, customer service, technical support, credit, and logistics.

The joint venture includes the Great Lakes Timonox®, TMS®, and Trutint® antimony oxide flame retardants; Pyrobloc® sodium antimonate and zinc borate synergists; and Oncor®, Smokebloc®, and Ongard® smoke suppressants, as well as the Fireshield® and Thermoguard® antimony oxide -based products and PetCat® catalyst products marketed by Laurel.

“Great Lakes has had a strong presence in antimony oxide for many years, and this new joint venture demonstrates our ongoing commitment to our customers,” said Mark P. Bulriss, chairman, president, and chief executive officer of Great Lakes. “The U.S. antimony industry continues to face pressure from Chinese imports, and by combining forces with Laurel, we will have the sufficient resources and size to remain competitive for years to come.”

Manufacturing for the joint venture will be consolidated into the existing Great Lakes antimony production facility in Reynosa, Mexico, which is ISO 9001:2000 certified. The Laurel manufacturing facility in LaPorte, Texas, which currently employs 14 OxyChem individuals, is expected to be closed by the end of 2004 when production of flame retardants and catalyst grades of antimony oxide will be transferred to the Great Lakes facility. Great Lakes and Laurel will be working closely with customers to ensure adequate inventories and time are available should qualification of materials produced in Reynosa be necessary. In addition, several Laurel sales and management employees will become employees of Great Lakes.

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James Lienert, President of Occidental Chemical stated, “Joining forces with Great Lakes is an important milestone in meeting our customers’ ongoing needs. This exciting new alliance will bring together our complementary manufacturing and sales efforts for antimony oxide and enable GLCC Laurel to continue to offer our customers quality products at a competitive price.”

This press release contains forward-looking statements involving risk and uncertainties that affect the company’s operations as discussed in Great Lakes Chemical Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. Accordingly, there is no assurance the company’s expectations will be realized.

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Great Lakes Chemical Corporation is the world’s leading producer of certain specialty chemicals for such applications as water treatment, specialty household cleaners, flame retardants, polymer stabilizers, fire suppression, and performance chemicals. The stock of the company is traded on the New York Stock Exchange. For more information, please visit the Great Lakes web site at www.greatlakes.com.

Analyst contact:
Jeff Potrzebowski +1 317 715 3027 / investorinfo@glcc.com

Media contact:
Wendy Chance +1 317 715 3027 / wchance@glcc.com